THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road, Munster, Indiana 46321

October 25, 2007
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-5500

CFS Bancorp, Inc. Announces Third Quarter 2007 Financial Results

MUNSTER, IN – October 25, 2007 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported a 143% increase in its net income to $1.9 million for the third quarter of 2007 from $780,000 for the third quarter of 2006.  Diluted earnings per share increased 157% to $0.18 for the third quarter of 2007 from $0.07 per diluted share for the third quarter of 2006.  The Company’s net income for the nine months ended September 30, 2007 increased 48% to $5.5 million from $3.7 million for the 2006 period.  Diluted earnings per share increased 56% to $0.50 for the nine months ended September 30, 2007 from $0.32 for the 2006 period.

Financial highlights include:

•	net interest margin expanded for the fourth straight quarter to 3.07%
•	loan balances increased 2.3% from December 31, 2006 due to increased fundings and slower loan repayments
•	core efficiency ratio remained stable at 64%
•	93,777 shares of common stock were repurchased

Chairman’s Comments

“Our third quarter results include positive trends related to our net interest margin, loan growth and cost management.  Each of these positive trends was a direct result of executing our strategic initiatives for this year,” said Thomas F. Prisby, Chairman and CEO.  “We are currently building on our 2007 initiatives to position the Company for a successful year in 2008.”

Mr. Prisby continued, “Management continues to explore ways to reduce our credit risk related to our non-performing assets through various alternatives, including the potential sale of certain of these assets as we enter the last quarter of 2007.  We recognize the current economic uncertainties and potential for credit deterioration relating to housing and speculative real estate.  We are shifting our focus from large commercial real estate loans toward commercial and industrial loans and smaller commercial real estate loans which will diversify the risk within the portfolio.  While this shift may reduce our loan balances in the near future, we believe it complements our strategy of being a relationship driven community bank.”

CFS Bancorp, Inc. – Page 2 of 11

Net Interest Income

The Company’s net interest margin increased for the fourth straight quarter as outlined in the table below.

	Three Months Ended
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
Net Interest Margin	3.07%	3.01%	2.93%	2.58%

The net interest margin increased six basis points to 3.07% for the third quarter of 2007 from 3.01% for the second quarter of 2007 and 48 basis points from 2.59% for the third quarter of 2006.  The Company’s net interest income decreased 1.0% to $8.6 million for the third quarter of 2007 compared to $8.6 million for the second quarter of 2007 and increased 8.9% from $7.9 million for the third quarter of 2006.

Interest income was $17.9 million for the third quarter of 2007 compared to $18.5 million for the second quarter of 2007 and $18.9 million for the third quarter of 2006.  The decrease from the second quarter of 2007 was primarily related to a 3.9% decrease in the average balance of interest-earning assets.  Interest income decreased from the 2006 period due to an 8.0% decrease in the average balances of interest-earning assets which was partially offset by a 17 basis point increase in the weighted-average yields earned on interest-earning assets.  The increase in yields was primarily a result of the reinvestment of securities sales and maturities into higher yielding securities.

Interest expense decreased 5.4% to $9.3 million for the third quarter of 2007 from $9.8 million for the second quarter of 2007 and 15.7% from $11.1 million for the third quarter of 2006.  The decrease from the second quarter of 2007 was primarily related to a 4.7% decrease in the average balances of interest-bearing liabilities and a 14 basis point decrease in the Company’s borrowing costs.  The decrease from the third quarter of 2006 was the result of a 9.0% decrease in the average balances of interest-bearing liabilities and an 88 basis point decrease in the Company’s borrowing costs.  Partially offsetting these decreases was a 32 basis point increase in the cost of deposits due to increased rates paid on money market accounts and certificates of deposit.

The Company’s cost of borrowings decreased to 6.59% for the third quarter of 2007 compared to 6.73% for the second quarter of 2007 and 7.47% for the third quarter of 2006.  The decreases were primarily the result of lower average balances of the Company’s Federal Home Loan Bank (FHLB) debt and decreases in the amortization of the deferred premium that is included in the Company’s total interest expense on borrowings.  The premium amortization adversely impacted the Company’s net interest margin by 38 basis points, 44 basis points and 82 basis points, respectively, for the third quarter of 2007, the second quarter of 2007 and the third quarter of 2006.  The Company’s interest expense on borrowings is detailed in the tables below for the periods indicated.

CFS Bancorp, Inc. – Page 3 of 11

				Change from
	Three Months Ended			September 30, 2006
	September 30,	June 30,	September 30,	to September 30, 2007
	2007	2007	2006	$	%
	(Dollars in thousands)
Interest expense on short-term borrowings
at contractual rates	$200	$197	$294	(94)	(32.0)%
Interest expense on FHLB borrowings at
contractual rates	1,538	1,754	2,541	(1,003)	(39.5)
Amortization of deferred premium	1,062	1,276	2,465	(1,403)	(56.9)
Total interest expense on borrowings	$2,800	$3,227	$5,300	(2,500)	(47.2)

	Nine Months Ended
	September 30,
	2007	2006	$ change	% change
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$655	$424	$231	54.5%
Interest expense on FHLB borrowings at contractual rates	5,116	7,683	(2,567)	(33.4)
Amortization of deferred premium	3,689	7,587	(3,898)	(51.4)
Total interest expense on borrowings	$9,460	$15,694	$(6,234)	(39.7)

The interest expense related to the premium amortization on the early extinguishment of debt is expected to be $851,000, $527,000, $449,000 and $270,000 before taxes in the quarters ending December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008, respectively.

Non-Interest Income

The Company’s non-interest income for the third quarter of 2007 increased to $2.8 million from $2.7 million for the second quarter of 2007 and $2.3 million for the third quarter of 2006.  The increase from the second quarter of 2007 was primarily a result of an increase of $116,000 in service charges and other fees.  The increase from the third quarter of 2006 was primarily the result of increases in service charges and other fees of $56,000 and card-based fees of $55,000 combined with a decrease in net losses from securities and asset sales totaling $464,000 in the aggregate.

Non-Interest Expense

Non-interest expense for the third quarter of 2007 decreased to $8.0 million compared to $8.1 million for the second quarter of 2007 and $8.9 million for the third quarter of 2006.  The decreases were primarily related to compensation and employee benefits, marketing and professional fees.

The Company’s compensation and employee benefits for the third quarter of 2007 decreased to $4.3 million from $4.4 million for the second quarter of 2007 and $5.0 million for the third quarter of 2006.  These decreases were primarily a result of the Company’s first quarter 2007 review and reduction of staffing levels and its first quarter 2007 Employee Stock Ownership Program (ESOP) loan modification.

Professional fees for the third quarter of 2007 decreased to $240,000 from $390,000 for the second quarter of 2007 and $319,000 for the third quarter of 2006.  The decrease from the second

CFS Bancorp, Inc. – Page 4 of 11

quarter of 2007 was a result of the absence of consulting fees related to the Company’s customer-centric relationship management program and legal fees associated with the modification of the Company’s ESOP loan and 401(k) benefit plan, and the reduction in the workforce.

Marketing expense totaled $214,000 for the third quarter of 2007, an increase from $190,000 for the second quarter of 2007 as the Company increased its brand advertising and increased promotion of its enhanced checking products during the third quarter of 2007.  Marketing expense for the third quarter of 2007 decreased 51.6% from $442,000 for the third quarter of 2006 primarily due to a change in marketing strategies.

The Company’s efficiency ratio for the third quarter of 2007 was 70.4% compared to 71.2% for the second quarter of 2007 and 88.2% for the third quarter of 2006.  The Company’s core efficiency ratios were 64.5%, 64.0% and 68.4%, respectively.  The ratios for the third quarter of 2007 were primarily impacted by the reductions in the Company’s non-interest expense as discussed above.  The increase from the second quarter of 2007 in the core efficiency ratio was negatively impacted by the lower amortization of the deferred premium on the early extinguishment of debt.  The efficiency ratio and the core efficiency ratio calculations are presented in the last table of this press release.

Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency.  The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income.  Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets.  Management follows this practice to calculate its core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance.  The core efficiency ratio is different from the GAAP-based efficiency ratio.  The GAAP-based measure is calculated using non-interest expense, net interest income and non-interest income as presented on the consolidated statements of income.

The Company’s core efficiency ratio is calculated as non-interest expense divided by the sum of net interest income, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets.  Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance.  The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry.  Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently.  Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio within the last table of this press release; however, these disclosures should not be considered as an alternative to GAAP.

CFS Bancorp, Inc. – Page 5 of 11

Income Taxes

The Company’s income tax expense for the third quarter of 2007 was $587,000 compared to $855,000 for the second quarter of 2007 and $1,000 for the third quarter of 2006.  The changes from the second quarter of 2007 and the third quarter of 2006 were primarily related to the changes in pre-tax income during the same reporting periods.  Permanent tax differences, primarily related to the Company’s investment in bank-owned life insurance, and the application of available tax credits, continue to have a favorable impact on income tax expense.

Asset Quality

The Company’s provision for losses on loans was $884,000 for the third quarter of 2007 compared to $126,000 for the second quarter of 2007 and $413,000 for the comparable 2006 period.  The increase in the provision during the third quarter is the result of an increase in non-performing loans combined with a $425,000 increase in impairment reserves related to commercial real estate loans.

The Company’s non-performing assets totaled $33.8 million at September 30, 2007, $27.8 million at December 31, 2006 and $22.4 million at September 30, 2006.  Non-performing assets increased during the third quarter of 2007 primarily due to the addition of two commercial real estate loans totaling $4.4 million.  The ratio of total non-performing assets to total assets was 2.89%, 2.22% and 1.73%, respectively at September 30, 2007, December 31, 2006 and September 30, 2006.  The ratios were impacted by the increases in non-performing assets combined with decreases in total assets of $85.1 million and $123.2 million, respectively, from the 2006 periods.

The Company’s allowance for losses on loans was $11.3 million at September 30, 2007, $11.2 million at December 31, 2006 and $10.7 million at September 30, 2006 with the allowance for losses on loans to total loans ratios of 1.37%, 1.39% and 1.28%, respectively.  The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio.  The allowance for losses on loans represents the Company’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information.  The Company believes that at September 30, 2007 the allowance for losses on loans was adequate.

Balance Sheet

At September 30, 2007, the Company’s total assets were $1.17 billion compared to $1.25 billion at December 31, 2006 and $1.29 billion at September 30, 2006.

The Company’s loans receivables increased 2.3% to $820.8 million at September 30, 2007 from $802.4 million at December 31, 2006 and decreased 1.5% from $833.0 million at September 30, 2006.  During the first nine months of 2007, the Company had total loan fundings and purchases of $279.4 million which were offset by $258.7 million of loan repayments and sales.  The amount of loan repayments and sales for the first nine months of 2007 has decreased from the higher level of repayments experienced during the first nine months of 2006 which totaled $337.1 million.

Securities available-for-sale were $232.6 million at September 30, 2007 compared to $298.9 million at December 31, 2006 and $322.8 million at September 30, 2006.  The decrease in securities

CFS Bancorp, Inc. – Page 6 of 11

from the 2006 levels was primarily due to sales and maturities proceeds that were used to repay $35.0 million of maturing FHLB borrowings.

Deposits totaled $859.9 million at September 30, 2007 compared to $907.1 million at December 31, 2006 and $870.8 million at September 30, 2006.  The Company’s non-interest bearing core deposits increased $9.1 million from December 31, 2006 as a result of management’s focus on increasing business deposits.  This increase was more than offset by a decrease in money market accounts totaling $18.8 million as a result of the cyclical nature of municipal money market accounts and a decrease in certificates of deposit totaling $17.5 million due to the managed run-off of single-service high-rate promotional certificates.

The Company’s borrowed money decreased to $161.2 million at September 30, 2007 from $202.3 million at December 31, 2006 and $275.1 million at September 30, 2006.  The Company’s borrowed money consisted of the following as of the dates indicated:

	September 30, 2007	December 31, 2006	September 30, 2006
	(Dollars in thousands)
Short-term variable-rate borrowings and repurchase agreements	$13,558	$23,117	$20,876
Gross FHLB borrowings	150,128	185,325	262,378
Unamortized deferred premium	(2,478)	(6,167)	(8,203)
Total borrowings	$161,208	$202,275	$275,051

Stockholders’ equity at September 30, 2007 was $129.6 million compared to $131.8 million at December 31, 2006.  The decrease during the first nine months of 2007 was primarily due to:

•	repurchases of shares of the Company’s common stock during 2007 totaling $7.8 million; and
•	cash dividends declared during 2007 totaling $3.8 million.

The following increases in stockholders’ equity during 2007 partially offset the aforementioned decreases:

•	net income of $5.5 million;
•	proceeds from stock option exercises totaling $1.7 million; and
•	an increase in accumulated other comprehensive income of $1.2 million.

During the third quarter of 2007, the Company repurchased 93,777 shares of its common stock at an average price of $14.33 per share pursuant to the repurchase plan approved in February 2007.  At September 30, 2007, the Company had 257,190 shares remaining to be repurchased under this plan.  Since its initial public offering, the Company has repurchased an aggregate of 13,715,582 shares of its common stock at an average price of $12.18 per share.

The regulatory capital ratios of the Bank continued to exceed all regulatory requirements.  At September 30, 2007, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines.

CFS Bancorp, Inc. – Page 7 of 11

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company maintains a website at www.cfsbancorp.com.

#   #   #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding cost control, earnings and efficiency ratio levels, loan and deposit growth, growth in commercial lenders, interest on loans, business and banking strategies, planned office locations, asset yields and cost of funds, net interest income, net interest margin, expected effect of amortization of deferred premium on the FHLB debt, and the impact of tax credits and permanent tax differences.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions.  One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Company does not intend to update these forward-looking statements.

#   #   #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. – Page 8 of 11

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

		Three Months Ended			Nine Months Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)		September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net income		$1,896	$2,281	$780	$5,490	$3,710
Basic earnings per share		0.18	0.22	0.07	0.52	0.33
Diluted earnings per share		0.18	0.21	0.07	0.50	0.32
Cash dividends declared per share		0.12	0.12	0.12	0.36	0.36
Return on average assets		0.64%	0.74%	0.24%	0.60%	0.39%
Return on average equity		5.84	7.05	2.33	5.65	3.65
Average yield on interest-earning assets		6.41	6.44	6.24	6.42	6.26
Average cost on interest-bearing liabilities		3.80	3.88	4.11	3.86	3.94
Interest rate spread		2.61	2.56	2.13	2.56	2.32
Net interest margin		3.07	3.01	2.59	3.00	2.78
Average equity to average assets (2)		10.88	10.56	10.36	10.62	10.74
Average interest-earning assets
to average interest-bearing liabilities (2)		113.87	113.01	112.62	113.05	113.48
Non-interest expense to average assets		2.69	2.63	2.77	2.77	2.84
Efficiency ratio (3)		70.44	71.21	88.20	74.91	83.13
Market price per share of common stock
for the period ended:	Closing	$14.10	$14.55	$14.79	$14.10	$14.79
	High	14.65	15.12	15.04	15.12	15.04
	Low	13.93	14.53	14.58	13.93	14.10

STATEMENT OF CONDITION HIGHLIGHTS (at period end)			September 30, 2007	June 30, 2007	December 31, 2006	September 30, 2006
Total assets			$1,169,300	$1,202,892	$1,254,390	$1,292,491
Loans receivable, net of unearned fees			820,832	808,132	802,383	833,010
Total deposits			859,856	887,814	907,095	870,830
Total stockholders' equity			129,602	128,290	131,806	131,310
Book value per common share			12.05	11.83	11.84	11.76
Non-performing loans			32,684	29,172	27,517	21,779
Non-performing assets			33,824	29,804	27,838	22,358
Allowance for losses on loans			11,277	10,624	11,184	10,692
Non-performing loans to total loans			3.98%	3.61%	3.43%	2.61%
Non-performing assets to total assets			2.89	2.48	2.22	1.73
Allowance for losses on loans to non-performing loans			34.50	36.42	40.64	49.09
Allowance for losses on loans to total loans			1.37	1.31	1.39	1.28

Employees (FTE)			316	322	360	349
Banking centers and offices			22	22	21	21

		Three Months Ended			Nine Months Ended
AVERAGE BALANCE DATA		September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Total assets		$1,184,548	$1,230,115	$1,279,627	$1,223,407	$1,266,513
Loans receivable, net of unearned fees		815,081	808,331	836,357	805,831	863,874
Total interest-earning assets		1,106,235	1,151,726	1,201,990	1,145,510	1,193,102
Total liabilities		1,055,680	1,100,252	1,147,045	1,093,471	1,130,497
Total deposits		871,276	894,184	850,976	890,037	844,648
Interest-bearing deposits		805,233	829,467	789,803	826,599	782,789
Non-interest bearing deposits		66,043	64,717	61,173	63,438	61,859
Total interest-bearing liabilities		971,525	1,019,112	1,067,344	1,013,310	1,051,362
Stockholders' equity		128,868	129,863	132,582	129,936	136,016
(1) Ratios are annualized where appropriate.
(2) Ratios calculated on average balances for the periods presented.
(3) See calculations in the last table of this press release.

CFS Bancorp, Inc. – Page 9 of 11

CFS BANCORP, INC.
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Interest income:
Loans	$14,362	$14,404	$14,798	$42,818	$45,027
Securities	3,036	3,475	3,482	10,034	9,123
Other	468	605	625	2,149	1,674
Total interest income	17,866	18,484	18,905	55,001	55,824

Interest expense:
Deposits	6,516	6,619	5,752	19,829	15,309
Borrowed Money	2,800	3,227	5,300	9,460	15,694
Total interest expense	9,316	9,846	11,052	29,289	31,003
Net interest income	8,550	8,638	7,853	25,712	24,821
Provision for losses on loans	884	126	413	1,197	971
Net interest income after provision for losses on loans	7,666	8,512	7,440	24,515	23,850

Non-interest income:
Service charges and other fees	1,786	1,670	1,730	5,025	5,042
Card-based fees	382	380	327	1,104	980
Commission income	40	36	32	107	149
Security gains (losses), net	(1)	(1)	877	9	750
Other asset gains (losses), net	3	(1)	(1,339)	13	(1,291)
Income from bank-owned life insurance	404	403	401	1,212	1,189
Other income	228	206	241	674	716
Total non-interest income	2,842	2,693	2,269	8,144	7,535

Non-interest expense:
Compensation and employee benefits	4,343	4,407	5,027	14,005	15,246
Net occupancy expense	766	694	609	2,213	1,923
Data processing	540	566	559	1,669	1,910
Furniture and equipment expense	557	566	548	1,657	1,516
Professional fees	240	390	319	1,200	1,083
Marketing	214	190	442	615	1,031
Other general and administrative expenses	1,365	1,256	1,424	4,002	4,187
Total non-interest expense	8,025	8,069	8,928	25,361	26,896

Income before income taxes	2,483	3,136	781	7,298	4,489
Income tax expense	587	855	1	1,808	779

Net income	$1,896	$2,281	$780	$5,490	$3,710

Per share data:
Basic earnings per share	$0.18	$0.22	$0.07	$0.52	$0.33
Diluted earnings per share	$0.18	$0.21	$0.07	$0.50	$0.32
Cash dividends declared per share	$0.12	$0.12	$0.12	$0.36	$0.36

Weighted-average shares outstanding	10,460,716	10,591,194	10,899,012	10,591,832	11,134,491
Weighted-average diluted shares outstanding	10,741,093	10,903,740	11,248,382	10,892,853	11,491,604

CFS Bancorp, Inc. – Page 10 of 11

CFS BANCORP, INC.
Condensed Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	September 30, 2007	June 30, 2007	December 31, 2006	September 30, 2006

ASSETS
Cash and amounts due from depository institutions	$15,934	$19,614	$33,194	$16,399
Interest-bearing deposits	9,772	8,617	20,607	15,853
Federal funds sold	2,942	8,796	13,366	18,102
Cash and cash equivalents	28,648	37,027	67,167	50,354

Securities available-for-sale, at fair value	232,580	270,404	298,925	322,770
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	23,944	25,455

Loans receivable, net of unearned fees	820,832	808,132	802,383	833,010
Allowance for losses on loans	(11,277)	(10,624)	(11,184)	(10,692)
Net loans	809,555	797,508	791,199	822,318

Interest receivable	6,654	7,106	7,523	7,922
Other real estate owned	1,140	632	321	579
Office properties and equipment	19,177	19,008	17,797	16,454
Investment in bank-owned life insurance	36,052	35,652	35,876	35,474
Prepaid expenses and other assets	11,550	11,611	11,638	11,165
Total assets	$1,169,300	$1,202,892	$1,254,390	$1,292,491

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$859,856	$887,814	$907,095	$870,830
Borrowed money	161,208	170,952	202,275	275,051
Advance payments by borrowers for taxes and insurance	7,639	6,619	4,194	4,393
Other liabilities	10,995	9,217	9,020	10,907
Total liabilities	1,039,698	1,074,602	1,122,584	1,161,181

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,756,189, 10,845,740, 11,134,331 and
11,169,423 shares outstanding	234	234	234	234
Additional paid-in capital	191,086	191,054	190,825	190,692
Retained earnings	96,250	95,616	94,344	94,009
Treasury stock, at cost; 12,542,341, 12,450,364, 12,164,754 and
12,130,136 shares	(154,074)	(152,752)	(148,108)	(147,517)
Treasury stock held in Rabbi Trust, at cost; 124,776, 127,202, 124,221 and
123,747 shares	(1,636)	(1,672)	(1,627)	(1,620)
Unallocated common stock held by Employee Stock Ownership Plan	(3,204)	(3,282)	(3,564)	(3,864)
Accumulated other comprehensive income (loss), net of tax	946	(908)	(298)	(624)
Total stockholders' equity	129,602	128,290	131,806	131,310

Total liabilities and stockholders' equity	$1,169,300	$1,202,892	$1,254,390	$1,292,491

CFS Bancorp, Inc. – Page 11 of 11

CFS BANCORP, INC.
Efficieny Ratio Calculations (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006

Efficiency Ratio:
Non-interest expense	$8,025	$8,069	$8,928

Net interest income plus non-interest income	$11,392	$11,331	$10,122

Efficiency ratio	70.44%	71.21%	88.20%

Core Efficiency Ratio:
Non-interest expense	$8,025	$8,069	$8,928

Net interest income plus non-interest income	$11,392	$11,331	$10,122

Adjustments:
Net realized (gains) losses on sales of securities available-for-sale	1	1	(877)
Net realized (gains) losses on sales of assets	(3)	1	1,339
Amortization of deferred premium on the early
extinguishment of debt	1,062	1,276	2,465
Net interest income plus non-interest income - as adjusted	$12,452	$12,609	$13,049

Core efficiency ratio	64.45%	63.99%	68.42%

		Nine Months Ended
		September 30, 2007	September 30, 2006

Efficiency Ratio:
Non-interest expense		$25,361	$26,896

Net interest income plus non-interest income		$33,856	$32,356

Efficiency ratio		74.91%	83.13%

Core Efficiency Ratio:
Non-interest expense		$25,361	$26,896

Net interest income plus non-interest income		$33,856	$32,356

Adjustments:
Net realized (gains) on sales of securities available-for-sale		(9)	(750)
Net realized (gains) losses on sales of assets		(13)	1,291
Amortization of deferred premium on the early
extinguishment of debt		3,689	7,587
Net interest income plus non-interest income - as adjusted		$37,523	$40,484

Core efficiency ratio		67.59%	66.44%